Exhibit 99.1

VISTA CONTINENTAL CORPORATION ENTERS INTO AGREEMENT WITH MIRANDA III MINING (GUYANA) INC. FOR PURCHASE OF INTEREST IN MINING RIGHTS LOCATED IN THE REPUBLIC OF GUYANA


Vista Continental Corporation (OTCBB:VICC) June 30th, 2004 announced that it has entered into an Agreement with Miranda III Mining (Guyana) Inc, a corporation organized under the Companies Act of Guyana, ("Miranda III") for the purchase of a 40% interest in Miranda I Mining (Guyana) Inc., a corporation organized under the Companies Act of Guyana ("Miranda I").

Miranda I, through two deeds of assignment, has the rights to mine 31 river claims located along the Mazaruni River located in the interior of the Republic of Guyana. Furthermore, Miranda I is the owner of two 10-inch Hydraulic Cutterhead Dredges among other assets. The primary minerals currently being mined by these dredges are gold and diamonds.

Vista Continental Corporation has agreed to purchase this 40% interest in Miranda I in exchange for 36,000,000 restricted shares of the Company's common stock. The transaction is subject to close upon the completion of satisfactory due diligence of the assets of Miranda III and Miranda I. The transaction is scheduled to close on or before July 30th, 2004. Vista believes that with this acquisition, the Company may establish a long-term presence in Guyana.

Miranda III and Miranda I are indirectly owned and controlled by Vista Continental Corporation's majority shareholder.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.